UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report: February 21, 2006
Date of Earliest Event Reported: February 14, 2006
Commission file number 1-10948
OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 Old Germantown Road, Delray Beach, Florida	33445

(Address of principal executive offices)	(Zip Code)
(561) 438-4800
(Registrant’s telephone number, including area code)
Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement
On February 14, 2006, the Compensation Committee (“Committee”) of the Board of Directors (the “Board”) of Office Depot, Inc. (the “Company”) approved, adopted and ratified the following executive compensation arrangements:
(a) Annual Bonus Plan for Officers — 2006
The Committee established the following performance goal parameters for the Bonus Plan for officers for 2006: Earnings Before Interest and Taxes (EBIT) and Return on Invested Capital (ROIC). Bonuses are calculated as a percentage of base salary.
(b) Director Compensation Arrangements
Effective January 1, 2006, Board members now will have a target annual compensation value of $250,000. This target for total compensation has been set for a two-year period through 2007. Up to $75,000 of this compensation may be paid in cash at an individual director’s election, with the balance paid in equity (either stock options or time vested restricted stock). The Chair of the Audit Committee shall receive an additional cash stipend of $25,000 per year for serving in that role, and the Chairs of the other Board Committees each shall receive an additional cash stipend of $15,000 per year for serving in their roles.
(c) Certification of Vesting of 2005 Restricted Shares Based upon EPS Attainment.
At its meeting on February 14, 2006, the Committee made the following determinations:
(i)	That the Company achieved earnings per share qualifying for vesting of one-half of the awards of performance restricted stock made to officers of the Company in February 2005.
(ii)	The following Named Executive Officers became vested in the following number of shares of this performance restricted stock, as follows:

a)	Charles Brown, President International	18,750
b)	Carl Rubin, President North American Retail	12,500
c)	Rick Lepley, Executive Vice President	12,500
d)	David Fannin, Executive Vice President, General Counsel	10,000
(d) Diversity Shares Plan
The Committee has established a performance incentive plan for Executive Committee members (other than the CEO) that is intended to encourage members to provide the leadership and commitment needed to increase diversity among the Company’s management team. For accomplishing Plan objectives by December 31, 2007, each eligible member of Executive Committee who is employed by our Company on that date shall receive an award of 6,000 shares of the Company’s common stock.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.
Date: February 21, 2006	By:	/s/ DAVID C. FANNIN
David C. Fannin
Executive Vice President and General Counsel

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